May 12, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549


Re:  Authorization to Sign Rule 16 and Rule 144 Forms


   I am a Director of General Electric Company ("GE") and, until further written notice, I hereby individually authorize Michael R. McAlevey (GE's Vice President and Chief Corporate, Securities & Finance Counsel), Elizabeth Nemeth, (GE's Corporate and Securities Counsel), Christoph A. Pereira (GE's Corporate and Securities Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf the attached Form 3 and any Form 4, Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.


		Very truly yours,


		S/James J. Mulva
		James J. Mulva


STATE OF Texas
				) ss
COUNTY OF Harris



Subscribed and sworn to before me on this the 12th of May, 2008.



S/Debbie Hill
Name: Debbie Hill
Notary Public
My commission expires September 15, 2009